Exhibit 99.1
Tyler Technologies Announces Stock Repurchase
DALLAS — September 29, 2010 — Tyler Technologies, Inc. (NYSE: TYL) today reported that it purchased a block of 1,000,000 shares of its common stock at a price of $19.85 per share. During the third quarter, the company repurchased 2,481,271 shares of its common stock for $46.6 million at an average price of $18.78 per share. To date during 2010, the company has repurchased 3,349,760 shares of its common stock for $61.5 million at an average price of $18.35 per share. Tyler may repurchase up to an additional 913,000 shares under the current authorization from its board of directors.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler as one of “America’s 200 Best Small Companies” for three consecutive years. More information about Tyler Technologies can be found at www.tylertech.com.
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Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com

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